Exhibit 23.2

Kost Forer Gabbay & Kasier 3 Aminadav St. Tel-Aviv 67067, Israel Tel: 972 (3)6232525 Fax: 972 (3)5622555 www.ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form F-3, and to the incorporation by reference therein of our report dated March 19, 2013, with respect to the consolidated financial statements and schedule of Pointer Telocation Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost, Forer, Gabbay & Kasierer
March 19, 2013	A Member of Ernst & Young Global